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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITOR'S CONSENT

Board of Directors
Investment Technology Group, Inc.:

    We consent to incorporation by reference in the registration statements
(No. 333-78309, No. 333-42725, No. 333-50804 and No. 333-26309) on Form S-8 of
Investment Technology Group, Inc. of our report dated January 17, 2001, relating to the consolidated statements of financial condition of Investment Technology Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Investment Technology Group, Inc.

/s/ KPMG LLP
New York, New York
March 29, 2001